AMENDMENT NO. 11

PARTICIPATION AGREEMENT

The Participation Agreement (the “Agreement”), dated December 18, 1996, by and among AIM Variable Insurance Funds (Invesco Variable Insurance Funds), a Delaware trust, Invesco Distributors, Inc., a Delaware corporation, and Transamerica Advisors Life Insurance Company of New York (“TALICNY”), a New York life insurance company, is hereby amended as follows:

WHEREAS, the parties desire to amend the Agreement as provided herein.

NOW, THEREFORE, in consideration of the mutual promises set forth herein, the parties hereto agree as follows:

1.	Effective July 1, 2014, TALICNY merged into Transamerica Financial Life Insurance Company (“TFLIC”).

2.	All references to TALICNY are hereby deleted and replaced with TFLIC.

All other terms and provisions of the Agreement not amended herein shall remain in full force and effect. Unless otherwise specified, all defined terms shall have the same meaning given to them in the Agreement.

Effective date: July 1, 2014.

AIM VARIABLE INSURANCE FUNDS (INVESCO VARIABLE INSURANCE FUNDS)

Attest:	/s/ Veronica Castillo	By:	/s/ John M. Zerr
Name:	Veronica Castillo	Name:	John M. Zerr
Title:	Assistant Secretary	Title:	Senior Vice President

INVESCO DISTRIBUTORS, INC.

Attest:	/s/ Veronica Castillo	By:	/s/ Brian C. Thorp
Name:	Veronica Castillo	Name:	Brian C. Thorp
Title:	Assistant Secretary	Title:	Vice President

TRANSAMERICA FINANCIAL LIFE INSURANCE COMPANY

Attest:	/s/ Vonda Olson	By:	/s/ Arthur D. Woods
Name:	Vonda Olson	Name:	Arthur D. Woods
Title:	Sr. Admin. Asst.	Title:	Vice President